Exhibit 99.1

American Financial Group, Inc. Terminates Tender Offer for National Interstate Shares

National Interstate continues to represent an important strategic component of AFG’s overall operations

Cincinnati, Ohio – March 16, 2014 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) announced today that on Friday, March 14, 2014 at a hearing held by the United States District Court for the Northern District of Ohio, the court stated that it would grant a motion for preliminary injunction enjoining the consummation of the tender offer of AFG’s wholly-owned subsidiary Great American Insurance Company (GAIC) to acquire all of the outstanding shares of National Interstate Corporation common stock not currently owned by AFG and GAIC.

In light of the court’s stated intention, AFG announced that GAIC has terminated the tender offer.  The tender offer was previously scheduled to expire at 12:00 midnight, Eastern time, on March 17, 2014.

AFG believes that the $30 per share all-cash tender offer would have provided National Interstate’s shareholders with compelling value at a significant premium to the market price prior to the announcement of the offer.

AFG continues to be the majority shareholder of National Interstate and highly values National Interstate’s business, management team and employees.  National Interstate continues to represent an important strategic component of AFG’s overall operations.

GAIC will instruct its depositary, American Stock Transfer & Trust Company, LLC, to return promptly all shares tendered in the offer prior to termination.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $40 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements.” All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for long-term care, asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Contacts:
American Financial Group, Inc.
Diane P. Weidner
Asst. Vice President - Investor Relations
513-369-5713

Brunswick Group
Stan Neve / Gemma Hart
212-333-3810

Websites:
www.AFGinc.com
www.GreatAmericanInsuranceGroup.com